Filed pursuant to Rule 433

March 31, 2020

Pricing Term Sheet

Relating to

Preliminary Prospectus Supplement dated March 31, 2020 to

Registration Statement No. 333-224961

STATE OF ISRAEL

2.750% Bonds due 2030

3.875% Bonds due 2050

4.500% Bonds due 2120

Issuer:	State of Israel
Securities Offered:	2.750% Bonds due 2030 (the “2030 Bonds”) 3.875% Bonds due 2050 (the “2050 Bonds”) 4.500% Bonds due 2120 (the “2120 Bonds”)
Principal Amount:	US$2,000,000,000 of the 2030 Bonds US$2,000,000,000 of the 2050 Bonds US$1,000,000,000 of the 2120 Bonds
Maturity Date:	July 3, 2030 for the 2030 Bonds July 3, 2050 for the 2050 Bonds April 3, 2120 for the 2120 Bonds
Trade Date:	March 31, 2020
Original Issue Date (Settlement):	Expected April 3, 2020 (T+3)[1] through the book-entry facility of The Depository Trust Company
Issue Price (Price to Public):	100.000% for the 2030 Bonds 100.000% for the 2050 Bonds 100.000% for the 2120 Bonds
Net Proceeds to Issuer (before expenses):	US$1,997,500,000 (99.875%) for the 2030 Bonds US$1,995,000,000 (99.750%) for the 2050 Bonds US$997,000,000 (99.700%) for the 2120 Bonds
Coupon:	2.750% for the 2030 Bonds 3.875% for the 2050 Bonds 4.500% for the 2120 Bonds
Yield to Maturity:	2.750% for 2030 Bonds 3.875% for 2050 Bonds 4.500% for 2120 Bonds
Benchmark Treasury:	1.500% due February 15, 2030, for the 2030 Bonds 2.375% due November 15, 2049, for the 2050 Bonds 2.375% due November 15, 2049, for the 2120 Bonds
Benchmark Treasury Price and Yield:	107-25+; 0.682% for the 2030 Bonds 124-10; 1.373% for the 2050 Bonds 124-10; 1.373% for the 2120 Bonds
Spread to Benchmark Treasury:	206.8 basis points for the 2030 Bonds 250.2 basis points for the 2050 Bonds 312.7 basis points for the 2120 Bonds
Interest Payment Period:	Semi-annually
Interest Payment Dates:

Each January 3 and July 3, commencing July 3, 2020 for the 2030 Bonds

Each January 3 and July 3, commencing July 3, 2020 for the 2050 Bonds

Each April 3 and October 3, commencing October 3, 2020 for the 2120 Bonds

Denominations:	US$200,000 and multiples of US$1,000 above that amount
Business Day:	New York
CUSIP:	46513J B34 for the 2030 Bonds 46513J B42 for the 2050 Bonds 46513J B59 for the 2120 Bonds
ISIN:	US46513JB346 for the 2030 Bonds US46513JB429 for the 2050 Bonds US46513JB593 for the 2120 Bonds
Joint Bookrunners:	Barclays Bank PLC (25%); BofA Securities, Inc. (25%); Citigroup Global Markets Inc. (25%); Goldman Sachs & Co. LLC (25%)
Issuer Ratings:	A1 (positive) / AA- (stable) / A+ (stable)* (Moody’s) / (Standard & Poor’s) / (Fitch)
Expected Issue Ratings:	A1 / AA- / A+* (Moody’s) / (Standard & Poor’s) / (Fitch)

*Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of each other rating.

This pricing term sheet relates only to the securities described above and should be read in conjunction with the Preliminary Prospectus Supplement, dated March 31, 2020 (the “Preliminary Prospectus Supplement”), and the accompanying Base Prospectus, dated June 1, 2018 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”). The information in this pricing term sheet supplements and supersedes the information in the Prospectus to the extent it is inconsistent with the information contained therein.

The Preliminary Prospectus Supplement and accompanying Base Prospectus are available under the following link:

https://www.sec.gov/Archives/edgar/data/52749/000110465920040800/tm2014106-3_424b5.htm

1 Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing will be required, by virtue of the fact that the bonds initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date of pricing should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

Manufacturer target market (MIFID II product governance) is eligible counterparties, professional clients and retail clients (all distribution channels).

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